  Exhibit 99.1

LOOP INDUSTRIES PROVIDES COMMERCIALIZATION UPDATE AND REPORTS FOURTH QUARTER AND FISCAL YEAR 2021 FINANCIAL RESULTS

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CONVERSION OF PILOT PLANT INTO INFINITE LOOP™ DEMONSTRATION AND TRAINING FACILITY
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OBTAINED NO-OBJECTION LETTER FROM THE FDA
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ADVANCED STAGES OF PRE-FEASIBILITY ENGINEERING DESIGN FOR INFINITE LOOP™ COMMERCIAL FACILITIES
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SITE PURCHASE IN BÉCANCOUR, QUÉBEC FOR PLANNED INFINITE LOOP™ PROJECT
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ADDITIONS TO LEADERSHIP TEAM TO EXECUTE COMMERCIALIZATION PLANS

MONTREAL, QC/ACCESSWIRE/ JUNE 1, 2021— Loop Industries, Inc. (Nasdaq: LOOP) (the “Company” or “Loop”), a clean technology company focused on accelerating a circular plastics economy by manufacturing 100% recycled polyethylene terephthalate (« PET ») plastic and polyester fiber, today reported its consolidated financial results for the fourth quarter and fiscal year ended February 28, 2021 and provided an update on commercialization efforts.

Commercialization Update

Conversion of Pilot Plant into Infinite Loop™ Demonstration Facility
In Q3 2021, the Company decided to convert its Terrebonne, Québec pilot plant to an Infinite LoopTM demonstration and training facility. This demonstration facility will showcase the Infinite LoopTM end-to-end technology and manufacturing process for producing recycled PET resin to potential partners and customers. Additionally, the facility will provide operational training in advance of the commissioning of commercial plants. Significant equipment upgrades have been made to the facilities. PET polymerization equipment is expected to be ordered and installed by end of calendar year 2021. We expect this equipment to be operational in early 2022.

Regulatory Requirements for use in Food-Grade Applications
On March 1, 2021, Loop received a no-objection letter (“NOL”) from the US Federal Food and Drug Administration (“FDA”) to confirm the capability of Loop’s tertiary recycling process in cleaning and producing post-industrial and post-consumer recycled PET for use in the manufacture of food-contact articles that contact all food types under all conditions of use for which PET is permitted. We believe obtaining the NOL, in addition to the European Union REACH registration confirmation obtained in Q3 2021, is an important milestone in addressing food packaging regulations, and supports our targeted market opportunity for commercializing Loop™ recycled PET resin.

Infinite Loop™ Engineering Update
In partnership with engineering, procurement and construction firm Worley, the Company continues to focus on the completion of the Infinite LoopTM facility pre-feasibility engineering design for a target capacity of up to 70,000 metric ton/year facilities. This includes the integration of Loop’s depolymerization technology with INVISTA/Chemtex’s polymerization know-how. We intend to use this pre-feasibility design for the Bécancour, Québec Infinite LoopTM facility.

Québec Project
We are in the planning phase for an Infinite Loop™manufacturing facility in the province of Québec (the “Québec Project”). On May 27, 2021, we acquired a 19 million square foot parcel of land in Bécancour, Québec for approximately $4.8 million. The site is located near existing industrial infrastructure, which reduces project costs, permitting time and does not result in the destruction of wetlands or forest. Loop will not exercise the purchase option which was agreed in January 2021 to acquire approximately 2 million square feet of land in Bécancour, Québec. Therefore, we will cease monthly payments for the option rights.

European Partnership
On September 10, 2020, we announced a strategic partnership with SUEZ GROUP (“Suez”), with the objective to build the first Infinite Loop™ manufacturing facility in Europe. With the combination of the Infinite Loop™ technology and the resource management expertise of Suez, this partnership seeks to respond to growth in demand in Europe from global beverage and consumer goods brand companies. We, together with Suez, have initiated the groundwork necessary to support an eventual final investment decision for the project. The current priorities are site selection, permitting, feedstock requirements and pre-feasibility engineering design. We are targeting final site selection during the summer of 2021.

Joint Venture with Indorama Ventures Limited
Ongoing COVID-19-related travel restrictions and quarantine requirements between Canada and the US continued to cause disruptions in our timetable. The joint venture partners continue to monitor the COVID-19 commercial and regulatory implications on the project.

Leadership Team
To support the Company on its upward trajectory, Loop is investing in building a commercialization team to integrate best-in-class processes and practices, while maintaining its entrepreneurial culture. In January 2021, Mr. Yves Perron joined Loop as Vice-President, Engineering and Construction. In his role, he is focused on building a strong engineering and construction team to execute Loop’s commercialization plans.

Loop announced the retirement of Mr. Nelson Gentiletti as the Company’s Chief Operating Officer and Chief Financial Officer (“CFO”) and the appointment of Mr. Drew Hickey as the Company’s CFO, both effective March 1, 2021. Mr. Hickey is responsible for Loop’s corporate functions, including finance and legal, and will focus on capital markets activities to support the commercialization of Loop’s technology.

Board of Directors

On April 8, 2021, Loop announced the appointment of Ms. Louise Sams to its Board of Directors. An experienced executive with a proven record of leadership and governance, Ms. Sams retired in 2019 from a successful career as Executive Vice President and General Counsel of Turner Broadcasting, Inc, where she oversaw the whole gamut of the Company’s legal activities and played a valued role on its executive leadership team. Since her retirement, Ms. Sams has joined the boards of two US publicly listed companies and currently serves as the Chair of the Board of Trustees of Princeton University.

Fourth Quarter Ended February 28, 2021
The following table summarizes our operating results for the three-month periods ended February 28, 2021 and February 29, 2020, in U.S. Dollars.

	Three months ended
	February 28, 2021	February 29, 2020	Change
Revenues	$-	$-	$-

Expenses
Research and development
Stock-based compensation	362,321	311,253	51,068
External engineering	2,414,038	65,871	2,348,167
Employee compensation	1,000,652	766,977	233,675
Machinery and equipment expenditures	3,823,535	-	3,823,535
Demonstration plant operating expenses	466,724	280,043	186,681
Other	115,651	46,785	68,866
Total research and development	8,182,921	1,470,929	6,711,992

General and administrative
Stock-based compensation	537,556	547,327	(9,771)
Professional fees	2,807,583	275,151	2,532,432
Employee compensation	760,450	382,645	377,805
Directors and officers insurance	616,693	345,366	271,327
Other	91,720	217,875	(126,155)
Total general and administrative	4,814,002	1,768,364	3,045,638

Depreciation and amortization	121,321	245,065	(123,744)
Interest and other financial expenses	55,980	406,215	(350,235)
Interest income	(14,649)	(136,913)	122,264
Foreign exchange loss	33,929	4,303	29,626
Total expenses	13,193,503	3,757,963	9,435,540
Net loss	$(13,193,503)	$(3,757,963)	$(9,435,540)

The net loss for the three-month period ended February 28, 2021 increased $9.44 million to $13.19 million, as compared to the net loss for the three-month period ended February 29, 2020 which was $3.76 million. The increase is primarily due to increased research and development expenses of $6.71 million, increased general and administrative expenses of $3.05 million and a decrease in interest income of $0.12 million, partially offset by lower interest and other financial expenses of $0.35 million, an increased foreign exchange loss of $0.03 million and by lower depreciation and amortization expenses of $0.12 million.

The $6.71 million increase in research and development for the three-month period ended February 28, 2021 was primarily attributable to the following:
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$3.82 million increase in purchases of research and development machinery and equipment, including two new recently installed depolymerization reactors. Starting in Q3 of fiscal 2021, the Company expensed research and development machinery and equipment in accordance with ASC 730, Research and Development Costs, and no longer capitalizes these costs. The timing of this accounting treatment is related to management’s decision to convert our pilot plant to exclusively a demonstration and training facility for our future Infinite Loop™ manufacturing facilities, therefore foregoing any alternative future use of its machinery and equipment assets in other applications. ;
●
$2.35 million increase in external engineering expenses for ongoing design work for our Infinite LoopTM manufacturing process;
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$0.23 million increase in employee compensation expenses; and
●
$0.19 million increase in pilot plant and laboratory operating expenses.

The $3.05 million increase in general and administrative expenses for the three-month period ended February 28, 2021 was primarily attributable to the following:
●
$2.53 million increase in expenses for legal and professional fees due to costs principally associated with the ongoing SEC investigation and class action suits;
●
$0.38 million increase in employee compensation expenses; and
●
$0.27 million increase in insurance expenses mainly due to directors and officers (“D&O”) insurance renewal costs.

The $0.12 million decrease in depreciation and amortization expenses for the three-month period ended February 28, 2021 is mainly attributable to the write-down of machinery and equipment assets related to the decision in the third quarter of fiscal 2021 to dedicate the demonstration and training facility to research and development activities. Although the machinery and equipment will continue to be utilized at our demonstration and training facility as it is an integral part of supporting the commercialization of our technology, application of ASC 730, Research and Development Costs requires machinery and equipment assets to be written off and all future costs associated with the demonstration and training facility to be recognized as a research and development expense in the consolidated statements of operations and comprehensive loss.

The decrease in interest and other financial expenses of $0.35 million for the three-month period ended February 28, 2021 is mainly attributable to a decrease in interest expense and accretion expense relating to the convertible notes converted in fiscal 2020 in the amount of $0.31 million and $0.05 million, respectively, offset by increased interest and accretion expenses related to the Investissement Québec loan totaling $0.02 million.

Fiscal Year Ended February 28, 2021

The following table summarizes our operating results for the years ended February 28, 2021 and February 29, 2020, in U.S. Dollars.

	Years ended
	February 28, 2021	February 29, 2020	Change
Revenues	$-	$-	$-

Expenses
Research and development
Stock-based compensation	1,417,004	1,252,394	164,610
External engineering	5,655,997	149,333	5,506,664
Employee compensation	3,040,121	2,279,579	760,542
Machinery and equipment expenditures	6,149,075	-	6,149,075
Demonstration plant operating expenses	1,852,615	901,687	950,928
Other	572,202	134,182	438,020
Total research and development	18,687,014	4,717,175	13,969,839

General and administrative
Stock-based compensation	2,257,622	2,216,997	40,625
Professional fees	4,613,717	1,193,884	3,419,833
Employee compensation	2,131,597	2,299,175	(167,578)
Directors and officers insurance	2,072,647	761,876	1,310,771
Other	464,757	743,488	(278,731)
Total general and administrative	11,540,340	7,215,420	4,324,920

Depreciation and amortization	775,675	807,447	(31,772)
Impairment of property, plant and equipment	5,043,119	22,985	5,020,134
Interest and other financial expenses	81,996	2,223,304	(2,141,308)
Interest income	(93,043)	(500,478)	407,435
Foreign exchange loss	309,822	19,602	290,220
Total expenses	36,344,923	14,505,455	21,839,468
Net loss	$(36,344,923)	$(14,505,455)	$(21,839,468)

The net loss for the year ended February 28, 2021 increased $21.84 million to $36.34 million, as compared to the net loss for the year ended February 29, 2020 which was $14.51 million. The increase is primarily due to increased research and development expenses of $13.97 million, increased expense for impairment of property, plant and equipment of $5.02 million, increased general and administrative expenses of $4.32 million, a decrease in interest income of $0.41 million and an increased foreign loss of $0.29 million, partially offset by lower interest and other financial expenses of $2.14 million and by lower depreciation and amortization expenses of $0.03 million.

The $13.97 million increase in research and development for the year ended February 28, 2021 was primarily attributable to the following:

●
$6.15 million increase in purchases of research and development machinery and equipment, including two new recently installed depolymerization reactors. The Company expensed research and development machinery and equipment in accordance with ASC 730, Research and Development Costs, and no longer capitalizes these costs. The timing of this accounting treatment is related to management’s decision to convert our pilot plant to exclusively a demonstration and training facility for our future Infinite Loop™ manufacturing facilities, therefore foregoing any alternative future use of its machinery and equipment assets in other applications;
●
$5.51 million increase in external engineering expenses for ongoing design work for our Infinite LoopTM manufacturing process;
●
$0.95 million increase in pilot plant and laboratory operating expenses; and
●
$0.76 million increase in employee compensation expenses.

The $4.32 million increase in general and administrative expenses for the year ended February 28, 2021 was primarily attributable to the following:

●
$3.42 million increase in expenses for legal and professional fees due to costs principally associated with the ongoing SEC investigation and class action suits; and
●
$1.31 million increase in insurance expenses mainly due to D&O insurance renewal costs.

The $0.32 million decrease in depreciation and amortization expenses for the three-month period ended February 28, 2021 is mainly attributable to the write-down of machinery and equipment assets related to the decision in the third quarter of fiscal 2021 to dedicate the demonstration and training facility to research and development activities. Although the machinery and equipment will continue to be utilized at our demonstration and training facility as it is an integral part of supporting the commercialization of our technology, application of ASC 730, Research and Development Costs requires machinery and equipment assets for a total of $5.04 million to be written off and all future costs associated with the demonstration and training facility to be recognized as a research and development expense in the consolidated statements of operations and comprehensive loss.

The decrease in interest and other financial expenses of $2.14 million for the three-month period ended February 28, 2021 is mainly attributable to a decrease in interest expense and accretion expense relating to the convertible notes converted in fiscal 2020 in the amount of $1.89 million and $0.36 million, respectively, offset by increased interest and accretion expenses related to the Investissement Québec loan totaling $0.08 million.

Loop Industries, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in United States dollars)

	Years Ended
	February 28, 2021	February 29, 2020
Revenue	$-	$-

Expenses :
Research and development	18,687,014	4,717,175
General and administrative	11,540,340	7,215,420
Write-down and impairment of property, plant and equipment	5,043,119	22,985
Depreciation and amortization	775,675	807,447
Interest and other financial expenses	81,996	2,223,304
Interest income	(93,043)	(500,478)
Foreign exchange loss (gain)	309,822	19,602
Total expenses	36,344,923	14,505,455

Net loss	(36,344,923)	(14,505,455)

Other comprehensive loss -
Foreign currency translation adjustment	381,859	(98,225)
Comprehensive loss	$(35,963,064)	$(14,603,680)
Loss per share
Basic and diluted	$(0.89)	$(0.38)
Weighted average common shares outstanding
Basic and diluted	40,983,752	37,936,094

Loop Industries, Inc.
Consolidated Balance Sheets
(in United States dollars)

	As at
	February 28, 2021	February 29, 2020

Assets
Current assets
Cash and cash equivalents	$35,221,951	$33,717,671
Sales tax, tax credits and other receivables	1,763,835	664,544
Prepaid expenses	609,782	141,226
Total current assets	37,595,568	34,523,441
Investment in joint venture	1,500,000	850,000
Property, plant and equipment, net	3,513,051	7,260,254
Intangible assets, net	794,894	202,863
Total assets	$43,403,513	$42,836,558

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$8,124,865	$2,082,698
Current portion of long-term debt	938,116	52,126
Total current liabilities	9,062,081	2,134,824
Long-term debt	1,516,008	2,238,026
Total liabilities	10,578,989	4,372,850

Stockholders' Equity
Series A Preferred stock par value $0.0001; 25,000,000 shares authorized; one share issued and outstanding	-	-
Common stock par value $0.0001; 250,000,000 shares authorized; 42,413,691 shares issued and outstanding (2020 – 39,910,774)	4,242	3,992
Additional paid-in capital	113,662,677	82,379,413
Additional paid-in capital – Warrants	8,826,165	9,785,799
Accumulated deficit	(89,661,970)	(53,317,047)
Accumulated other comprehensive loss	(6,590)	(388,449)
Total stockholders' equity	32,824,524	38,463,708
Total liabilities and stockholders' equity	$43,403,513	$42,836,558

Loop Industries, Inc.
Consolidated Statements of Cash Flows
(in United States dollars)

	February 28, 2021	February 29, 2020
Cash Flows from Operating Activities
Net loss	$(36,344,923)	$(14,505,455)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	775,675	807,447
Stock-based compensation	3,674,626	3,469,390
Write-down and impairment of property, plant and equipment	5,043,120	22,985
Accretion, and accrued interest	76,446	2,255,575
Deferred financing costs	-	96,155
Gain on conversion of convertible notes	-	(232,565)
Other, net	(32,605)	43,356
Changes in operating assets and liabilities:
Valued added tax and tax credits receivable	(1,034,014)	(77,294)
Prepaid expenses	(449,535)	83,876
Accounts payable and accrued liabilities	5,800,575	(1,056,019)

Net cash used in operating activities	(22,490,636)	(9,092,549)

Cash Flows from Investing Activities
Investment in joint venture	(650,000)	(850,000)
Additions to property, plant and equipment	(1,735,079)	(2,439,013)
Additions to intangible assets	(592,285)	(99,972)
Net cash used in investing activities	(2,977,364)	(3,388,985)

Cash Flows from Financing Activities
Proceeds from sales of common shares and exercise of warrants, net of share issuance costs	26,649,253	39,182,145
Proceeds from issuance of long-term debt	-	1,645,122
Payment of accrued interest on convertible notes	-	(312,000)
Repayment of long-term debt	(50,585)	(52,126)
Net cash provided by financing activities	26,598,668	40,463,141

Effect of exchange rate changes	373,612	(97,326)
Net change in cash	1,504,280	27,884,281
Cash and cash equivalents, beginning of year	33,717,671	5,833,390
Cash and cash equivalents, end of year	$35,221,951	$33,717,671

Supplemental Disclosure of Cash Flow Information:
Income tax paid	$-	$-
Interest paid	$38,157	$368,482
Interest received	$93,043	$500,478

About Loop Industries

Loop Industries is a technology company whose mission is to accelerate the world’s shift toward sustainable PET plastic and polyester fiber and away from our dependence on fossil fuels. Loop Industries owns patented and proprietary technology that depolymerizes no and low-value waste PET plastic and polyester fiber, including plastic bottles and packaging, carpets and textiles of any color, transparency or condition and even ocean plastics that have been degraded by the sun and salt, to its base building blocks (monomers). The monomers are filtered, purified and polymerized to create virgin-quality Loop™ branded PET resin suitable for use in food-grade packaging and polyester fiber, thus enabling our customers to meet their sustainability objectives. Loop Industries is contributing to the global movement towards a circular economy by reducing plastic waste and recovering waste plastic for a sustainable future.

Common shares of the Company are listed on the NASDAQ Global Market under the symbol "LOOP."

For more information, please visit www.loopindustries.com. Follow Loop on Twitter: @loopindustries, Instagram: loopindustries, Facebook: Loop Industries and LinkedIn: Loop Industries

Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends”, “may”, “will”, “plans”, “expects”, “anticipates”, “should”, “could”, “projects”, “predicts”, “estimates”, “aims”, “believes”, “hopes”, “potential” or “continute” the negative of such terms or similar words. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, ability to improve and expand our capabilities, competition, expected activities and expenditures as we pursue our business plan, the adequacy of our available cash resources, regulatory compliance, plans for future growth and future operations, the size of our addressable market, market trends, and the effectiveness of the Company’s internal control over financial reporting. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with among other things: (i) commercialization of our technology and products, (ii) our status of relationship with partners, (iii) development and protection of our intellectual property and products, (iv) industry competition, (v) our need for and ability to obtain additional funding, (vi) building our manufacturing facility, (vii) our ability to scale, manufacture and sell our products in order to generate revenues, (viii) our proposed business model and our ability to execute thereon, (ix) adverse effects on the Company’s business and operations as a result of increased regulatory, media or financial reporting scrutiny and practices, rumors or otherwise, (x) disease epidemics and health related concerns, such as the current outbreak of a novel strain of coronavirus (COVID-19), which could result in (and, in the case of the COVID-19 outbreak, has resulted in some of the following) reduced access to capital markets, supply chain disruptions and scrutiny or embargoing of goods produced in affected areas, government-imposed mandatory business closures and resulting furloughs of our employees, government employment subsidy programs, travel restrictions or the like to prevent the spread of disease, and market or other changes that could result in noncash impairments of our intangible assets, and property, plant and equipment, (xi) the outcome of the current SEC investigation or recent class action litigation filed against us, (xii) our ability to hire and/or retain qualified employees and consultants and (xiii) other factors discussed in our subsequent filings with the SEC. More detailed information about Loop and the risk factors that may affect the realization of forward-looking statements is set forth in our filings with the Securities and Exchange Commission (“SEC”). Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. Loop assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

For More Information:

Media Inquiries:

Stephanie Corrente

Loop Industries, Inc.

+1 (450) 951-8555 ext. 226

scorrente@loopindustries.com

Investor Inquiries:

Greg Falesnik

MZ Group—MZ North America

+1 949-259-4987

LOOP@mzgroup.us

www.mzgroup.us